Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT
Below is a list of all direct and indirect subsidiaries of Magellan Petroleum Corporation as of September 9, 2016:

SUBSIDIARY	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION	OWNERSHIP

Magellan Petroleum Corporation owns the following subsidiaries directly:
Magellan Petroleum (UK) Investment Holdings Limited	United Kingdom	100%
Magellan Petroleum Australia Pty Ltd	Queensland, Australia	70%
River Merger Sub, Inc.	Delaware	100%

Magellan Petroleum (UK) Investment Holdings Limited owns the following subsidiary directly:
Magellan Petroleum (UK) Limited	United Kingdom	100%(1)

Magellan Petroleum Australia Pty Ltd owns the following subsidiaries directly:
Magellan Petroleum (Offshore) Pty Ltd	Queensland, Australia	100%
Lohengrin Pty Ltd	Australia	50%(2)
(1) Magellan Petroleum Corporation ("MPC") directly owns 70% of Magellan Petroleum Australia Pty Ltd ("MPA"), and the remaining 30% of MPA is directly owned by Magellan Petroleum (UK) Limited, a wholly owned subsidiary of Magellan Petroleum (UK) Investment Holdings Limited.
(2) The remaining 50% of Lohengrin Pty Ltd is owned by Santos Limited.